FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-227081-05

From: Cs Sp Syndicate (CREDIT SUISSE SECURI)

Sent: 03/11/20 15:37:04
Subject: ** LAUNCH ** CSAIL 2020-C19 ** PUBLIC CMBS **

** LAUNCH ** CSAIL 2020-C19 ** PUBLIC CMBS **

SOLE BOOKRUNNER :	Credit Suisse
CO-MANAGER :	Academy Securities

CLS	F/K/M	Size($MM)	WAL	P.WIN	C/E%	BNCH	SPRD
A-1	AAA/AAA/Aaa	19.904	2.92	1-60	30.000	IntS	+ 75
A-2	AAA/AAA/Aaa	175.000	9.40	111-117	30.000	IntS	+ 137
A-3	AAA/AAA/Aaa	342.428	9.83	117-120	30.000	IntS	+ 139
A-SB	AAA/AAA/Aaa	32.933	7.19	60-111	30.000	IntS	+ 130
A-S	AAA/AAA/Aa2	57.026	9.96	120-120	23.000	IntS	+ 180
B	AA-/AA/NR	47.861	9.96	120-120	17.125	IntS	+ 230
C	A-/A-/NR	33.604	9.96	120-120	13.000	IntS	+ 285

* Expected Settle : 3/30/20 * Format : SEC Registered

* First Pay Date : 4/17/20 * Min Denoms : $10k by $1

* Expected Ratings : F/K/M * ERISA : Yes

* Ticker : CSAIL 2020-C19 * Timing : Pricing Today

COLLATERAL CHARACTERISTICS:

* 30 loans, 60 properties

* WA Mortgage Int. Rate:	3.6467%
* WA Cut-Off LTV:	58.0%
* WA UW NCF DSCR:	2.25x
* WA UW NOI Debt Yield:	10.1%
* WA Rem Term to Maturity:	118
* Ten Largest Loans:	62.8%
* Loan Sellers:	3650 REIT (61.0%), Column(39.0%)
* Top 5 States:	WA (14.0%), TX (13.7%), GA (11.6%), CA (10.9%), NY (8.4%)
* Top 5 Property Types:	MF (31.2%), OF (29.5%), RT (26.2%), HT (6.7%), SS (3.9%)

THIRD PARTY PASSWORDS:

Vendor Deal Password

Bloomberg CSAIL 2020-C19 20CSAIL19

Trepp CSAIL 2020-C19 20CSAIL19

Intex CSI20C19 gja1eco2ru6fjnofuag0z

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Investors are urged to read the final prospectus relating to these securities because it contains important information regarding the offering that is not included herein. The issuer, the underwriters or any dealer participating in the offering will arrange to send you the final prospectus if you request it by calling toll-free 1-800-221-1037.

The asset-backed securities referred to in these materials, and the asset pool backing them, are subject to modification or revision (including the possibility that one or more classes of securities may be split, combined or eliminated at any time prior to issuance or availability of a final prospectus) and are offered on a "when, as and if issued" basis.

The information contained in these materials may be based on assumptions regarding market conditions and other matters as reflected herein. Credit Suisse Securities (USA) LLC and the other underwriters make no representation regarding the reasonableness of such assumptions or the likelihood that any such assumptions will coincide with actual market conditions or events, and these materials should not be relied upon for such purposes. The underwriters and their respective affiliates, officers, directors, partners and employees, including persons involved in the preparation or issuance of these materials, may, from time to time, have long or short positions in, and buy and sell, the securities mentioned herein or derivatives thereof (including options). Credit Suisse Securities (USA) LLC and the other underwriters may have an investment or commercial banking relationship with the issuer.

Information in these materials is current as of the date appearing on the material only. This free writing prospectus is not required to contain all information that is required to be included in the prospectus. The information in this free writing prospectus is preliminary and subject to change. Information in these materials regarding any securities discussed herein supersedes all prior information regarding such securities. These materials are not to be construed as an offer to sell or the solicitation of any offer to buy any security in any jurisdiction where such an offer or solicitation would be illegal. You should consult your own counsel, accountant and other advisors as to the legal, tax, business, financial and related aspects of a purchase of these securities.

The issuer has filed a registration statement (including a prospectus) with the SEC (registration statement file no. 333-227081) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037. The securities may not be suitable for all investors.

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